Exhibit 10.1

amended and restated Employment Agreement

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into as of the Commencement Date (as defined below), by and between ENvue Medical Israel Ltd., an Israeli corporation with its principal place of business at St. Ha’Barzel 26, Tel-Aviv, Israel (the “Company”), and, Dr. Doron Besser, ID. No. 017157520 (the “Executive”, and together with the Company, the “Parties”).

WHEREAS,	the Executive has been employed by the Company pursuant to the terms of that certain Employment Agreement dated February 12, 2025 (the “Original Agreement”); and

WHEREAS,	the Parties wish to amend and restate the Original Agreement, as further prescribed in this Agreement, which will supersede and replace the terms of the Original Agreement; and

WHEREAS,	the Parties desire to state the entire terms and conditions of the Executive’s employment by the Company, as set forth below (the “Employment”).

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the Parties hereby agree as follows:

General

1.	Position and Supervision

1.1.	The Company hereby agrees to continue the Executive’s employment with the Company and the Executive hereby agrees to continue to be employed by the Company in the position as described in Exhibit A hereto (the “Position”). Within the course of the Position, Executive shall further serve as the Chief Executive Officer of the Group Entities, all within the scope of the position as detailed in this Agreement. For the purpose of this section the term “Group Entities” means any corporation controlling, controlled by or under common control with the Company (including, for avoidance of doubt, Nanovibronix Inc. (“Parent”) and Envue Holdings Corp.

1.2.	The Executive shall further serve as a member of (i) the Company’s, Parent’s and Holdings’ Board of Directors and (ii) the Board of Directors of any subsidiaries of the Company, in accordance with applicable law and their respective charter documents.

1.3.	The Executive shall be employed under the supervision and direction of the supervisor set forth in Exhibit A attached hereto (the “Supervisor”).

1.4.	Executive shall perform any reasonable duties required of Executive in connection with the Position or otherwise, as may be stipulated from time to time by the board of directors of the Company or by the Supervisor (the “Duties”) diligently, conscientiously and in furtherance of the Company’s best interests.

1.5.	Unless the Company agrees otherwise (in advance and in writing), the Executive (i) shall devote her full working time (as defined herein), attention, energies, skills, knowledge and experience to the faithful, responsible, competent, diligent, and conscientious performance of her duties and responsibilities hereunder and best efforts to the business and affairs of the company; (ii) shall not engage in or be associated with, directly or indirectly, any business which is competitive, directly or indirectly, with the business of the Company as may be expanded from time to time.

2.	Work Hours and Overtime.

2.1.	Executive shall work on a full-time basis (constituting 182 monthly hours). Executive shall be entitled to a half-hour break every day, which will not be counted towards Executive’s working time. The normal working hours in the Company are 09:00 to 18:00 from Sunday to Thursday (such that it shall consist of 9 hours per working day, except for a one fixed day of the week, to be determined by the Company, that shall consist of only 8 working hours). Saturday (Shabbat) shall be the Executive’s recognized and official rest day. Notwithstanding the foregoing, it is hereby clarified that due to Executive’s duties, he may be required to perform overtime work, as further described herein.

2.2.	As the Executive is employed hereunder in a position which requires a special degree of trust, the Hours of Work and Rest Law, 1951, and any other law amending or replacing such law, does not apply to him or to his employment with the Company. The Executive acknowledges that the consideration set for him hereunder nevertheless includes within such overtime consideration that would otherwise have been due to him pursuant to such law.

2.3.	The Executive shall cooperate with the Company in recording the number of hours of work performed, according to the company’s policy, as may change from time to time.

3.	Location

3.1.	Executive shall be provided with the facilities to perform the Duties at Company’s facilities in Israel, but understands and agrees the Position may involve significant domestic and international travel. Executive shall reasonably make himself available for such purpose.

Term and Termination

4.	Term

The terms and conditions set forth hereunder with respect to the Employment shall commence on the date set forth in Exhibit A (the “Commencement Date”), and continue until terminated pursuant to the terms set forth herein (the “Term”).

5.	Termination at Will and Prior Notice

5.1.	Subject to applicable law, each Party may terminate this Agreement, and the Employment, by providing A prior written notice as set in Exhibit A (the “Prior Notice Period”).

5.2.	For the avoidance of doubt, the Parties rights and obligations under this Agreement (including entitlement to the Salary (as defined in Exhibit A) and other applicable benefits) shall continue in full force and effect until actual termination. Without derogating from the above, Company shall be entitled to waive Executive’s actual work and attendance during the Prior Notice Period or any part thereof but such waiver shall not derogate from Executive’s entitlement to pay for prior notice according to law.

5.3.	In accordance with Section 7 of the Prior Notice of Dismissal or Resignation Law, 5761–2001 (“Prior Notice Law”), should Executive terminate the Employment without providing the required prior notice or prior to the elapse of the Prior Notice Period, Executive will pay Company, as liquidated damages, the rate of the Salary which would have been paid for the portion of the Prior Notice Period not provided.

6.	Termination for Cause

6.1.	Subject and in accordance with Section 10(2) of the Prior Notice Law, in the event of Cause, as defined below, Company may terminate the Employment upon notice with immediate effect.

6.2.	“Cause” means such circumstances justifying dismissal without provision of prior notice under the laws of the State of Israel, and may include (a) conviction of Executive in felony or crime involving moral turpitude; (b) actions taken in the intent to harm the Company or with gross negligence; (c) fraud, self-dealing, embezzlement of funds of Company or its subsidiaries; (d) falsification of Company’s or subsidiaries’ records or reports; (e) breach of Executive’s fiduciary duties or duties of care; (f) breach of the confidentiality, proprietary information and non-compete provisions set forth in Exhibit C; (g) canceled (h) canceled (i) Executive has deliberately, caused harm to Company’s business affairs or injured the reputation of the Company, and (j) any other circumstances under which severance pay (or part of them) may be denied from the Executive upon termination of employment under the applicable Israeli law.

7.	Consequences of Termination.

Prior or immediately upon termination of this Agreement:

7.1.	Executive shall return to the Company any information, documentation, equipment, supplies, property and documentation in its possession belonging or pertaining to the Company; Executive explicitly waives any right to withhold or retain such items, and shall confirm in writing that the Executive do not possess or hold any equipment, documentation, materials, Confidential Information (as defined in Exhibit C) or any other items advanced to you by the Company or its affiliates, customers or suppliers.

7.2.	Executive shall take any action required in order to fully transfer the Duties in an orderly manner to such person as Company shall instruct during the Prior Notice Period. In the event of termination with no prior notice in accordance with clause 6, should Company require Executive to remain for the transfer of duties, Company shall pay Executive the relative part of the time.

8.	Settlement of Accounts

8.1.	As required by the termination of employer-Executive relations, a final settlement of accounts will be carried out upon termination of this Agreement and all of Company’s outstanding debt (settlement of accounts) to Executive shall be settled at that time and without delay, in accordance with law.

8.2.	Executive confirms that any debt of Executive towards Company may be set off against the amounts owed to Executive by the Company in accordance with Israeli Law.

Executive’ Representations and Warranties; Additional Covenants

9.	Representations and Warranties

9.1.	Executive represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms: (a) will not constitute a default under or conflict with any agreement or other instrument to which Executive is a party or by which Executive is bound or other instrument to which he is a party or by which he is bound, including without limitation, any confidentiality or non-competition agreement; (b) does not require the consent of any person or entity; and (c) shall not utilize during the term of the Executive’s employment any proprietary information of any third party, including prior employers of the Executive.

9.2.	Executive further represent and warrants Executive’s health and condition enable Executive to perform the Duties; and undertakes to inform Company immediately upon becoming aware such may not be the case.

9.3.	This Agreement is personal, it establishes the employment relationship between the Company and the Executive, and the terms and conditions of the employment shall be solely as set forth herein. This Agreement shall apply to the parties hereto and, except as required by law or extension order, no other arrangement or agreement of any type, including any collective agreement (Heskem Kibutsi) or collective arrangement (Hesder Kibutsi), shall apply in respect of the employment relationship hereunder.

9.4.	Executive declares and agrees that all payments, rights, and benefits which are or may be due by the Company for the Executive’s employment at the Company are set forth in this Agreement and applicable law, and that neither the Executive, nor anyone on his behalf, shall be entitled to any additional payments or compensation from the Company other than as explicitly provided herein and all social benefits to which Executive is entitled by law. It is hereby affirmed that the exclusivity of this Agreement, as explained above, has been taken into consideration in determining the costs and payments undertaken by the Company hereunder.

10.	Confidentiality, Proprietary Information and Non-Competition

For avoidance of doubt, Executive undertakes to fully comply with the confidentiality, proprietary information and non-competition provisions set forth in Exhibit C. The provisions of Exhibit C shall constitute an integral part of this Agreement and its provisions are hereby incorporated by reference. This Agreement shall not come into force unless Exhibit C is executed by the Executive and this Agreement is fully subject to the provisions of Exhibit C.

11.	External Activities, Conflict of Interest and Ethical Conduct

11.1.	Without derogating from Executive’s obligation to perform the Duties diligently, conscientiously and in furtherance of the Company’s best interests, or any non-competition undertakings set forth in Exhibit C, Executive shall not engage in any external activity or assume any paid or unpaid position, to the extent business related or endorsed, without prior written consent of the Company, except for de minimis non-commercial or non-business activities.

11.2.	Executive shall, throughout the term of this Agreement, immediately and without delay inform the Company of any affairs and/or matters that might constitute a conflict of interest with Executive’s Position and/or employment with Company and/or the interests of the Company. Subsequently, Executive shall comply with Company’s reasonable instructions in connection thereof.

11.3.	During the Term, Executive shall not receive any payment, compensation or benefit (nor any obligation thereof) from any third party in connection, directly or indirectly, with the Position.

11.4.	During the Term of this Agreement, Executive agrees to the transfer of any information concerning the Executive and held by the Company to a database (including a database located abroad) and to third parties in general, as is reasonable for business purposes or in pursuit of the Company’s business interests.

11.5.	Whether during the Term of this Agreement and/or at any time thereafter, Executive agrees that he is not allowed, under any circumstances, including for work or work related purposes – to copy the Company’s data to the Executive’s personal assets (e.g. auto forwarding, copying content to personal email, cloud service, etc.).

11.6.	Whether during the Term of this Agreement and/or at any time thereafter, Executive agrees and undertakes to keep the contents of this Agreement confidential and not to disclose the existence or contents of this Agreement to any third party without the prior written consent of the Company.

12.	Policies

12.1.	Executive shall comply with Company’s policies provided to him in writing from time to time, including, disciplinary regulations, work rules, directives and decisions, as may be set from time to time, and in particular with Company’s policy regarding prevention of sexual harassment code as well as requirements of applicable law.

12.2.	Without derogating from the general nature of the foregoing, the Executive declares that he is aware that the Company complies with relevant laws and regulations regarding prevention of sexual harassment in the workplace (the “Regulations”), and that the Company has a Prevention of Sexual Harassment Chatter (the “Charter”) of which Executive has been made aware. Furthermore, the Executive is aware that the Company’s Prevention of Sexual Harassment Charter and the list of said Regulations are held by the Chief Executing Officer of the Company, who is the individual responsible for their enforcement at the Company. The Executive unde1takes to fulfill all provisions of the Charter and relevant Regulations, as such shall be amended from time to time.

Salary and Benefits

13.	During the Term, Executive shall be entitled to the compensation as set in Exhibit A and social benefits allocation set in Exhibit B. Without derogating from any entitlement provided by law, Said Exhibits constitute the full and entire obligations Company has vis-à-vis Executive regarding any consideration payable in connection with the Employment.

Vacation, Sick Leave and Convalescence Pay

14.	Vacation

14.1.	Executive shall be entitled to the annual number of vacation days set forth in Exhibit A (the “Annual Vacation Days”).

14.2.	The dates of Executive’s vacation shall be coordinated between Company and Executive in accordance with Company’s needs. Without derogating from the foregoing, the Executive, will make every effort to exercise his Annual Vacation Days during each calendar year at least five (5) consecutive paid Vacation Days during each year of the Executive’s employment.

14.3.	Executive shall be entitled to carry forward unused vacation days in accordance with Company’s policies, as adopted from time to time.

14.4.	Executive will be entitled to redeem unused vacation days, carried forward in accordance with Section 14.3, upon termination of Employment in accordance with the terms set out in the Vacation Law, 5711-1951.

14.5.	Executive understands that Company may cause Executive to go on concentrated leaves and vacation.

15.	Sick Leave

15.1.	Executive shall be entitled to that number of paid sick leave per year set forth in Exhibit A.

15.2.	Executive shall provide Company with such notification and documentation required under the Sick Pay Regulations (Rules for the Payment of Sick Pay) 5737-1976.

16.	Convalescence Pay

Executive shall be entitled to the number of Convalescence Pay (“Dmei Havra’a”) days as set forth in Exhibit A.

17.	Company Devices. The Company may provide the Executive with a cellular phone (the “Cellular Phone”) and a Laptop (the “Laptop”) for the Executive’s business. The Cellular Phone and the Laptop and related equipment shall be the property of the Company and Executive shall return it upon termination of employment for any reason whatsoever with no rights of lien or withholding. Executive shall at all times comply with Company policies regarding data security in Company devices.

Protection of Privacy; Collection and Use of Personal Information

18.	Executive acknowledges that any communication equipment which may be provided by the Company (telephone, mobile phone, laptop computer, computer terminal, e-mail account and address (“E-mail”) or other communication equipment or software) is provided to Executive for the purpose of performing the Duties, and undertakes to use such equipment accordingly. The Executive does not consider messages and data sent from, received by, or stored in or upon the corporate mailbox allocated to the Executive’s name, or the Company’s computers and communications systems (including Wi-Fi network), to be private and should not send, receive, or store sensitive personal or private information using these systems. Executive further acknowledges such equipment (including E-mail) is and shall remain property of the Company, and explicitly consents to Company conducting, at Company’s reasonable discretion, routine and unannounced inspections of the use of the equipment, including inspections of e-mail transmissions, internet usage and the content thereof. Executive thus acknowledges that, in order to keep Executive’s privacy, it would be advisable to avoid any personal use of the Company’s equipment, networks and/or facilities. For the avoidance of any doubt, it is hereby clarified that any such inspection’s findings, any messages and data sent from, received by, or stored in or upon the Company’s computers and communications systems shall be solely the property of the Company.

19.	The Executive grants consent to the Company or any person appointed by it (that engaged with the Company in an agreement and is relevant to the Executive’s employment with the Company), and their Executives, wherever they may be located, to utilize and process the Executive’s personal information, including data collected by the Company, solely for purposes related to the Executive’s employment and the business of the Company (including information regarding the Executive’s salary, social benefits, evaluation, training and other data) (the “Personal Information”).

20.	The Executive is aware, understands and hereby consents that the Personal Information which shall be collected, will be kept in the Company’s database, held in Israel and/or abroad, and further consents that Personal Information, may, in whole or in part, be transferred, and further transferred, to databases owned by a parent or any other entity affiliated with the Company (including without limitations, any successor thereof), or a third party retained by the Company for assisting in human resources administration, whether in Israel or abroad, and may be used by such entities for purposes of human resources management and administration and/or as otherwise required under applicable law, regulations, request of a governmental authority and/or a tribunal. All personnel records included in the Personal Information are considered confidential and access will be limited and restricted to individuals with a need to know or to process Personal information, such as management teams and human resources personnel. The Company may share personnel records as needed internally and with third parties in connection with purposes related to the Executive’s employment, audit and compliance activities and as reasonably required in connection with other activities intended to run the internal operations of the Company and the Company’s business activities. By signing this Agreement, the Executive declares that he/she was given the opportunity to ask and request details regarding the Personal Information transfer, as aforesaid, and the Executive understood and accepted this section. The Executive further acknowledges that he/she was made aware that he/she is entitled to contact the Company with any question or concern with respect to the Personal Information.

Miscellaneous

21.	The preamble and the exhibits to this Agreement constitute an integral part hereof and are hereby incorporated by reference.

22.	The headings in this Agreement are for the purpose of convenience only and shall not be used for the purposes of interpretation.

23.	This Agreement also constitutes a notice pursuant to the Notice to Executive Law (Terms of Employment), 5762-2002, and it includes all the information which the Company is obligated by law to provide to the Executive;

24.	The Executive represents that no provision of any law, regulation, agreement or other document prohibits him from entering into this Agreement.

25.	The laws of the State of Israel shall apply to this Agreement; the Tel-Aviv Regional Labor Court shall have exclusive jurisdiction in any matter arising in connection with the Agreement.

26.	This Agreement constitutes the entire understanding and agreement between the Parties and supersedes any prior discussion or agreement regarding its subject matter. For avoidance of doubt, no previous employment periods with any affiliates, related parties or other entities which have business relationships with Company shall be taken into account in Executive’s employment, seniority and/or rights to any social and/or fringe benefits.

27.	The Agreement may not be amended or supplemented without the written consent of all Parties. Failure of a Party to fully exercise its powers with respect to non-performance of the Agreement shall not constitute waiver of such powers, unless explicit written waiver is provided.

28.	The Executive shall not be entitled to any additional bonus, payment or other compensation in connection with the Executive’s employment with the Company, other than as provided in this Agreement.

29.	The Company shall withhold, or charge the Executive with, all taxes and other compulsory payments as required under applicable law with respect to all payments, benefits and/or other compensation paid to the Executive in connection with the Executive’s employment with Company.

30.	The Company shall be entitled to offset from any and/or all payments to which Executive shall be entitled thereof, any and/or all amounts to which the Company shall be entitled from Executive at any time, pursuant to and/or otherwise in connection with Executive’s employment (including termination thereof and post termination covenants thereto), in accordance with applicable law. The foregoing constitutes a “written agreement between employer and Executive” under the terms of clause 25(6) of the Salary Protection Law – 1958.

31.	Executive is to keep the terms of the Agreement in strict confidence and refrain from disclosing such terms to any third party.

32.	This Agreement is personal to the Executive, and Executive shall not assign or delegate his rights or duties to a third party, whether by contract, will or operation of law, without the Company’s prior written consent.

33.	The Company’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent the Company thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

EXECUTIVE ACKNOWLEDGES THAT HE/SHE IS FAMILIAR WITH AND UNDERSTANDS THE ENGLISH LANGUAGE AND DOES NOT REQUIRE TRANSLATION OF THIS UNDERTAKING TO ANY OTHER LANGUAGE. EXECUTIVE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM/HER THAT HE/SHE MAY CONSULT AN ATTORNEY BEFORE EXECUTING THIS UNDERTAKING AND THAT HE/SHE HAS BEEN AFFORDED AN OPPORTUNITY TO DO SO.

IN WITNESS WHEREOF the Parties have signed this Agreement as of the date first set forth above.

/s/ Doron Besser, M.D.	/s/ Doron Besser, M.D.
ENvue Medical Israel Ltd.	Executive

Exhibit A

Executive-Specific Terms

Position in the Company:	Chief Executive Officer

Supervisor:	Parent Board of Directors.

Commencement Date:	December 17, 2025

Prior Notice Period:	6 months

Salary:	Executive shall be entitled to a gross salary of USD $360,000 per annum (as may be increased from time to time in the Parent Board of Director’s sole discretion), payable in equal monthly arrears. If the Salary is paid in NIS, the applicable exchange rate shall be NIS $3.67 to USD $1.00.

Annual Bonus	As described in Exhibit B.

Vacation Days Per Year:	30 days

Sick Leave Days Per Year:	According to the law

Convalescence Pay:	According to the law

Company Car	As described in Exhibit B

Education Fund	As described in Exhibit B

Special Termination Payment	As described in Exhibit B

Equity Compensation	As described in Exhibit B

Exhibit B

Compensation and Benefits

Salary

1.	As compensation for Executive’s services, Company shall pay Executive an aggregate gross salary in the amount set forth in Exhibit A (the “Salary”).

2.	The Salary is to be paid to the Executive no later than the 9th day of each calendar month after the month for which the Salary is paid, after deduction of applicable taxes and like payments.

3.	Except as specifically set forth herein, the Salary includes any and all payments to which Executive is entitled from the Company under any applicable law, regulation or agreement.

4.	The Company shall be entitled to deduct at source taxes, fees, and other obligatory payments from the Salary and any amount due to the Executive as required by law, including income tax, National Insurance Institute fees and national health payments, and transfer the same to the applicable authorities as required by law.

Insurance and Funds

5.	Pension Arrangement.

The Company shall insure the Executive under an accepted manager’s insurance scheme, if available to the Executive or pension fund (the “Pension Fund”) or combination of the two arrangements, as shall be chosen by the Executive at the Executive’s sole discretion, as follows (collectively, the “Plan”):

5.1.	Executive’s Insurance Policy (i) Severance - an amount equal to 8⅓% of the Salary; (ii) Pension - an amount of up to 6.5% of the Salary. In addition, the Company will deduct a sum equal to 6% and up to 7% of the Salary (per Executive’s instruction), as Executive’s contribution; (iii) Disability - subject to the Company’s insurer’s consent to underwrite such policy for the Executive (and in light of the Executive’s age and health status), the Company will contribute an amount of up to 2½% of the Salary towards disability insurance, under normal and acceptable conditions, which would insure at least 75% of the Salary (the “Disability Insurance”). Provided, however, that the Company’s contributions under this Section towards pension benefits solely, shall not be lower than 5% of the Salary. It is hereby clarified that the Company’s contributions towards pension benefits together with its costs for the Disability Insurance shall not exceed an aggregate contribution of seven and a half percent (7.5%) of the Salary

5.2.	Pension Fund: (i) Severance - an amount equal to 8⅓% of the Salary; (ii) Pension - an amount equal to 6.5% of the Executive’s Salary. In addition, the Company will deduct a sum equal to 6% and up to 7% of the Salary (per Executive’s instruction), as Executive’s contribution.

5.3.	The Executive hereby instructs the Company to transfer to the Executive’s Insurance Policy and/or the Pension Fund the amounts that constitute Executive’s and Company’s part from the Executive’s Salary.

5.4.	The Parties adopt the order of the Minister of Labor and Social Affairs as of June 30, 1998, attached hereto as Exhibit D, and agree that Company’s contribution to the Plan will replace any duty for severance payment, and shall constitute a full and complete payment under the provisions of the Severance Pay Law 5723-1963 (the “Severance Pay Law”). In the event of any adjustment with respect to the Parties’ contribution with respect to the Plan, such adjustment shall govern and prevail the rates prescribed under Exhibit D.

5.5.	The Company waives any right it may have to repay any monies paid by it to the Plan. Upon termination of the Executive’s employment, inter alia, in the event of Executive’s resignation, the Company shall release the Plan and transfer it under the Executive’s name. However, if the Executive is dismissed under the circumstances defined in Section 16 or Section 17 of the Severance Pay Law, or if the Executive withdraws monies from the Pension Insurance Policy in circumstances other than an Entitling Event (an “Entitling Event” means death, disablement or retirement at the age of 60 or over) - the Executive shall not be entitled to any severance pay, and the Company shall be entitled to demand repayment of the monies accrued in the Plan for severance pay.

5.6.	If the Executive fails to notify the Company within three (3) months of the Commencement Date regarding the Executive’s choice of Plan, as mentioned above, the Company shall insure the Executive under the default pension fund selected and published by the Commissioner of the Capital Market, Insurance and Savings Division at the Ministry of Finance.

Reimbursement of Expenses

6.	Company shall reimburse Executive for any pre-approved, validly documented business expenses borne by Executive, in accordance with the Company’s policy as set from time to time, and further subject to Executive providing applicable receipts thereof.

Additional Benefits

7.	Study Fund

7.1.	Company shall transfer the following sums, each month, to a study fund chosen by Executive (the “Study Fund”): (a) 2.5% of the Salary, to be contributed by the Executive and deducted from the Salary; and (b) a sum equal to 7.5% of the Salary, to be contributed by Company; all, up to the maximum cap permitted by the Israeli tax authorities for exemption.

7.2.	Upon termination of Employment, Company will remit to Executive all sums accumulated for Executive’s benefit in the Study Fund.

8.	Equity Grant.

8.1.	As soon as administratively practicable following the Commencement Date hereof (and in all events no later than sixty (60) days after the Commencement Date), the Company shall cause the Parent (pursuant to approval of the Parent Board of Directors) to grant to the Executive an award of 180,000 restricted stock units that represent, in the aggregate, nine percent (9%) of the Parent’s issued and outstanding common stock determined on a fully diluted basis as of the Commencement Date and subject to the terms and conditions of the Parent’s 2024 Long-Term Incentive Plan, as approved by the Israeli Tax Authorities (the “ITA”) and a restricted stock unit award agreement (the “Initial Grant”), to be made, if possible, under the Capital Gains track of Section 102 of the Israeli Tax Ordinance (the “102 Grant” and the “Ordinance”, respectively). In addition, the Parent shall, subject to the approval of the Parent Board of Directors, issue additional restricted stock units to the Executive, to the extent necessary, on the annual anniversary of the date of grant of the Initial Grant for the Executive to maintain the Executive’s assigned percentage interest as provided in the foregoing sentence, provided the Executive is still employed by the Company on the applicable date of grant (such additional issuance being a “Gross-Up”). Any such Gross-Up Each Gross-Up issuance shall be made in accordance with Section 102 of the Ordinance and the ITA Guideline No. 1815/09 (as may be amended from time to time) as a 102 Grant, and may be effected through an additional grant to the Executive pursuant to a restricted stock unit award agreement subject to the same terms and conditions provided in Section 8.1. The Initial Grant and Gross-Up shall be fully vested at grant.

9.	Company Car

9.1.	During the Term, Company shall place at Executive’s disposal, in lieu of travel expenses according to applicable law, a car of specific class, make and model to be determined by the Company in accordance with any Company policies in effect from time to time (the “Car”), which is suitable for the Executive’s position. The Company shall gross-up taxes applicable to the Executive in connection with the Car use thereof. The Car shall be replaced with newer models at least every three (3) years during the Term.

9.2.	For the avoidance of doubt, the Executive shall have no title to the Car, which may be registered in the Company’s name, used by Executive in strict compliance with any Company policies in effect from time, and returned to the Company immediately upon termination of his employment.

9.3.	Subject to any Company policies in effect from time to time, costs of gasoline and standard repairs, as well as fixed and variable costs associated with possessing a Car (such as parking, toll road, and insurance which includes family members of Executive or other authorized third parties) regardless of its specific use, including licenses, insurance and regular maintenance, up to a reasonable monthly amount plus gross up, shall be borne by Company. Other than the costs of gasoline and standard repairs, any and all costs pursuant to Executive’s specific use of the Car (including tickets, offenses, fines and any insurance self-participation if required by law or by the lease agreement and in accordance with Executive responsibility to the cause) or actions with respect thereof (including untimely return to leasing company pursuant to termination of Employment) shall be borne by Executive.

9.4.	For the avoidance of doubt, payments and benefits made by Company in connection with the Car shall in no event be regarded as part of Executive’s Salary and shall not be taken into account when calculating any social benefits or other benefits that the Executive may be entitled to under this Agreement or applicable law.

9.5.	Executive shall comply in all times with all policies and requirements by the leasing company, concerning the Car.

10.	Phone Expenses

10.1.	The Company shall provide Executive with a monthly phone allowance of as prescribed in Exhibit A to cover business-related cellular phone expenses, including oversees charges and a US number and cellular & data package.

10.2.	The Company reserves the right to review and adjust the cellular phone allowance annually based on actual usage and business needs.

10.3.	Executive agrees to use their cellular phone responsibly and in compliance with all applicable Company policies regarding communication and data security.

11.	Annual Bonus.

11.1.	The Executive shall be eligible to receive a gross annual bonus (“Annual Bonus”) of up to USD $180,000, which shall be paid to the Executive less applicable payroll deductions and tax withholdings. The Performance Bonus shall be based on the extent to which the Executive has met performance criteria for the calendar year, as determined in good faith by the Parent’s Board of Directors or the Compensation Committee of the Parent’s Board of Directors, and shall be paid in the calendar year immediately following the calendar year in which any such bonus was achieved at the time such bonuses are ordinarily paid by the Company but no later than January 15th, provided the Executive is employed on such date (provided, however, that solely for the Executive’s 2025 Annual Bonus, the Executive shall be paid no later than December 15, 2025, provided the Executive is employed on such date). If the Annual Bonus is paid in NIS, the applicable exchange rate shall be NIS $3.67 to USD $1.00.

11.2.	For the avoidance of doubt, the Annual Bonus shall not be regarded as part of Executive’s Salary and shall not be taken into account when calculating any social benefits or other benefits that the Executive may be entitled to under this Agreement or applicable law. Company shall withhold all applicable taxes and other mandatory payments from the Annual Bonus amount.

12.	Special Termination Payment.

12.1.	In the event that the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason, or, in case that during the Term, a Change in Control of the Company shall have occurred, and Executive has resigned for Good Reason, or was terminated other than for Cause, within ninety (90) days from the occurrence of such change in control of the Company and provided that the Executive executes and delivers a separation and release agreement in a form acceptable to the Company (the “Release”) within twenty-one (21) days after the Executive’s date of termination (unless applicable law requires a longer time period, in which case this date will be extended to the minimum time required by applicable law) and does not revoke or breach such agreement, the Company shall pay the Executive a special one-time gross amount equal to twelve (12) months’ Salary (at the Salary in effect on the date of termination) (less any applicable payroll deductions and tax withholdings), payable as a lump sum payment no later thirty (30) days following the effective date of the Release.

12.2.	For purposes of this Section 12, a “change in control of the Company” shall mean, a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is in fact required to comply with that regulation, provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or; (B) the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Company; or (C) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to it continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) of more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets. For purposes of this paragraph, “Company” shall mean either Holdings or Parent.

12.3.	For purposes of this Section 12, “Good Reason” shall mean as the occurrence of any one or more of the following events or the entry into a negotiation, agreement, act or default that may reasonably result in any of the following, in the Company or any of its parent or subsidiaries, without Executive’s prior written consent (for the avoidance of doubt Company for the purpose of this clause shall also mean any Parent or subsidiary within the Group Entities):

1. Reduction in Authority, Duties, or Responsibilities – Any change or reduction in Executive’s authority, duties, reporting structure, or responsibilities during the first twelve (12) months as of the date hereof, including but not limited to: (i) removal or reassignment of direct reports, (ii) a diminution of decision-making power, (iii) the hiring or appointment of another executive with overlapping authority, or (iv) the establishment of a governance structure that materially impairs Executive’s ability to perform the duties for which they were originally engaged.

2. Reduction or change in structure of the in Base Salary, Bonus, or Benefits – A reduction of any of Executive’s base salary, target bonus opportunity, stock options, equity incentives, or other material benefits including any change in the structure of the overall compensation, other than a reduction that is part of an across-the-board reduction for similarly situated executives.

3. Relocation Requirement – A requirement that the Executive relocate their principal place of employment (either full time or part time) more than 60 miles from the current location, unless such relocation was previously agreed upon.

4. Hostile Work Environment or Retaliation – The Executive being subjected to workplace harassment, intimidation, or retaliation, including but not limited to: (i) a sustained pattern of undermining the Executive’s leadership, (ii) exclusion from material decision-making processes without cause, (iii) any act or default that materially changes the Executive’s work environment or affect, the Executive’s opinion, his ability to fulfil his duties and role within the Company, Subsidiary or Parent, or (iv) any actions taken against the Executive in retaliation for raising concerns regarding governance, regulatory compliance, or financial integrity.

5. Breach of Agreement by the Company – Any breach of this Agreement by the Company, including but not limited to: (i) failure or delay to pay Executive’s agreed-upon compensation in whole or in part, (ii) failure or delay to provide the benefits or perquisites outlined in this Agreement, or (iii) any unilateral modification to the terms of Executive’s employment that materially affects Executive’s financial or professional interests.

12.4.	For avoidance of doubt, in no event shall payment under this Section 12 be regarded as part of Executive’s Salary and shall not be taken into account when calculating any social benefits or other benefits that the Executive may be entitled to under this Agreement or applicable law.

Name of Executive: Doron Besser, Signature: __________________, Date: _______________

Exhibit C

Confidentiality, Proprietary Information and Non-Compete Agreement

This PROPRIETARY INFORMATION, INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENT (the “Agreement”) by and between Envue Medical Israel Ltd., an Israeli company including any Group Entity (the “Company”), and Doron Besser (the “Executive”) is made as of ______________ (the “Effective Date”). The Executive’s obligations and Company’s rights under this Exhibit shall apply as of the Effective Date (or earlier, in case Executive’s engagement with the Company commenced at an earlier time) and thereafter as long as the Executive is employed or engaged by the Company, including, without limitation as an officer and/or director and/or consultant of the Company.

WHEREAS,	The Executive acknowledges that the Executive’s employment with the Company creates a relationship of confidence and trust between the Executive and the Company, inter alia, with respect to all Confidential Information (as defined below), Company Inventions (as defined below) and Intellectual Property Rights (as defined below) related thereto. Any misuse of the above by the Executive may cause serious and irreparable harm to the Company; and

WHEREAS	The Executive acknowledges that Executive’s employment with the Company may involve exposure to and use of Confidential Information, Company Inventions and Intellectual Property Rights related thereto and may lead to the creation of Company Inventions and Intellectual Property Rights related thereto; and

WHEREAS,	The Executive and the Company wish to regulate the duties herein regarding the Confidential Information, Company Inventions and Intellectual Property Rights related thereto; and

NOW, THEREFORE, the Executive undertakes and warrants towards the Company as follows:

References herein to the term “Company” shall include any of the Company’s direct or indirect parent, subsidiary and affiliated companies, and their respective successors and assigns. All terms not defined herein shall have the meaning ascribed to them in the employment agreement this Exhibit C is attached to.

1. Confidentiality.

1.1 Nondisclosure; Recognition of Company’s Rights. At all times during the Executive’s engagement with the Company and thereafter, the Executive shall hold in confidence and will not disclose, use, or publish any of the Company’s Confidential Information (as defined below), except as required and to the extent required in connection with the Executive’s work for the Company, or unless expressly authorized in writing by the Company. All Confidential Information is and shall be the sole and exclusive property of the Company and its assigns. If an Executive’s entire right, title and interest in the Confidential Information and any modifications thereto are not transferred to the Company automatically by law, the Executive hereby irrevocably transfers and assigns to the Company any rights he has or acquires in any and all Confidential Information. Except as otherwise expressly provided under this Agreement, this Agreement does not, and shall not be construed to, grant to the Executive any license or right of any nature with respect to any Confidential Information.

1.2 Confidential Information. The term “Confidential Information” means any and all knowledge, data or information (in any form or medium) related, directly or indirectly, to the Company’s business as conducted and/or as proposed to be conducted or its actual or demonstrably anticipated research or development, including, without limitation: (a) trade secrets, Inventions (as defined below), Company Inventions (as defined below), ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of the Company’s Executives, consultants, contractors, and any other service providers of the Company; (d) the existence of any business discussions, negotiations, or agreements between the Company and any third party and any agreements entered into between the Company and such third parties; (e) all memoranda, books, notes, records, email transmissions, charts, specifications, lists and other documents made, reproduced, compiled, received, held or used by the Executive in connection with his/her engagement by the Company with respect to clauses (a)-(d).

The Executive shall have no obligation under this Agreement to maintain in confidence any information that, as demonstrated by Executive in tangible evidence (i) is in the public domain at the time of disclosure, (ii) enters the public domain other than by breach of the Executive’s obligations hereunder or under any other contract to which both the Executive and the Company are parties or under any applicable law or regulation, or by breach of another person’s or entity’s confidentiality obligations, (iii) belongs or pertains to the Executive, or was created, developed, owned or in the possession of the Executive prior to the Commencement Date; (iv) is owned or was created by any entity with which the Executive continues to be engaged with the Company’s knowledge and permission, as provided in the Executive’s employment agreement; or (v) is required to be disclosed by law.

1.3 Third Party Information. The Executive understands that the Company received and may receive in the future from third parties confidential or proprietary information (the “Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Executive’s engagement and thereafter, the Executive shall hold Third Party Information in strict confidence and will not disclose to anyone (other than the Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with the Executive’s work for the Company, Third Party Information, unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Third Parties. The Executive represents that his/her engagement by the Company does not and will not breach any obligation to or agreement with any third party (including without limitation former employers), including any non-compete agreement or any agreement to keep in confidence information acquired by him/her in confidence or trust prior to his/her engagement by the Company. The Executive further represents that he/she has not entered into, and will not enter into, any agreement, either written or oral, in conflict herewith. During the Executive’s engagement by the Company, he/she will not improperly use or disclose or incorporate into the Company’s products, processes, machines and/or Company’s Inventions any confidential information, non-public material, trade secrets or any proprietary information of any kind of any former employer or other third party, unless such party consented to such use and only after obtaining Company’s written consent.

1.5 Further Obligations. Executive further agrees: (i) not to make copies of Confidential Information or any portions thereof except as authorized by the Company; (ii) not to alter or remove from any Confidential Information any proprietary, copyright, trademark, or trade secret notices or markings; (iii) to report to the Company of any breach or unusual event relating to Confidential Information; (iv) to adhere to any demands required by the Company (including third parties to whom it has confidentiality obligations) and any applicable standards and/or policies the Company may have in order to prevent disclosure or use of Confidential Information (including Third Party Information) and/or minimize any damages relating to such use or disclosure; (v) not to cause damage to the Company’s reputation and/or its customer database and/or business in any way whatsoever; and (vi) not make, publish, or authorize any statement, whether oral or written, that may reasonably be considered to disparage, defame, or otherwise harm the reputation, goodwill, or business interests of the Company, its affiliates, directors, officers, or employees.

2. Company Inventions.

2.1 Inventions and Intellectual Property Rights. The term “Invention” means any systems, ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, technology, software, databases, marks and logos, reputation, other copyrightable works, methods and techniques and any derivatives and modifications thereof (all whether or not patentable or registrable under intellectual property or other laws). The term “Intellectual Property Rights” means any rights applicable to Inventions, including (but not limited to): (i) patents, patent applications, including any and all continuations or extensions thereof; (ii) rights associated with works of authorship, including copyrights and copyright applications and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and industrial property rights; (v) trademarks, trade names, trade dress and any other rights associated with and relating to reputation and all goodwill associated with same; (vi) any other proprietary rights relating to intangible property and any other intellectual property rights recognized by the laws of any jurisdiction or country; (vii) any rights related to or derived from any contracts with respect to any intellectual property or intangible assets, including (but not limited to) any rights under any license, cross-license, assignment or transfer agreement; and (viii) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights.

2.2 Company Inventions and Ownership Thereof. The Executive hereby agrees, acknowledges and declares that all Inventions made, developed, conceived, reduced to practice or learned by the Executive, in whole or in part, whether alone or jointly with others, during the period of the Executive’s engagement with the Company (including after hours, on weekends or during vacation time, but excluding any Inventions that belong to third-party entities with which the Executive continues to be engaged with the Company’s knowledge and permission during the same period ) that: (i) fall within the Company’s current or anticipated fields of business or any related or complementary fields of business; (ii) relate in any manner to the actual or demonstrably anticipated business, work, or research and development of the Company; (iii) are based on, complement or relate in any other way to the Company’s current or anticipated products or services; (iv) are developed in whole or in part on the Company’s time or using Company’s equipment, supplies, resources, funds, facilities or Confidential Information, or (v) result from or are suggested by or are connected with or related to any task assigned to the Executive or any work performed by the Executive for or on behalf of the Company, the scope of the Executive’s duties and responsibilities with the Company or any plan or discussion within the Company that the Executive became aware of; including any Intellectual Property Rights related thereto (the “Company Inventions”) are, from their inception, and shall remain at all times the sole and exclusive property of the Company or its assigns.

2.3 Assignment of Company Inventions. Notwithstanding the foregoing, if an Executive’s entire right, title and interest in the Company Inventions are not transferred to the Company automatically by law, the Executive hereby irrevocably assigns and transfers to the Company and agrees to assign and transfer in the future, for no additional consideration or compensation, the Executive’s entire right, title and interest in and to all Company Inventions. To the extent necessary, the Executive will fully cooperate with the Company in effectuating any assignment of right, title and interest in and to all Company Inventions, including (but not limited to) by signing any documents reasonably required by the Company or demanded by any court or competent government authority for effectuating any assignment for right, title and interest in and to all Company Inventions to the Company. Without derogating from the above, the Executive hereby undertakes to immediately assign to the Company any patents, designs, trademarks or any other registrable Intellectual Property Rights, or any pending applications for such Intellectual Property Rights, filed by or on behalf of or under the name of the Executive where such Intellectual Property Rights relate to Company Inventions.

2.4 Company Inventions Waiver. Without derogating from the aforementioned, the Executive hereby confirms that any Company Inventions are “work made for hire” in favor of Company, and explicitly waives any interest, claim or demand that the Executive may have for, or may be entitled to, with respect to any Intellectual Property Rights or any other rights applicable to Company Inventions, any consideration, compensation or royalty in connection with the Company Inventions, including but not limited to, any claims for consideration, compensation or royalty pursuant to Section 134 of the Israeli Patents Law - 1967 (the “Patents Law”). The Executive hereby acknowledges and declares that 10% of his/her monthly base salary will be deemed as special consideration (the “Special Consideration”), paid by the Company for his/her obligations regarding proprietary rights, inventions assignment, non-competition and non-solicitation as set forth herein, constitutes the entire compensation to which he/she is entitled to and includes any and all consideration with respect to the Company Inventions developed by him/her. The Executive further waives the right to bring any claims, demands or allegations to receive compensation, consideration or royalties with respect to the Company Inventions before any competent authority, including, without limitation, the Committee for Compensation and Royalties under the Patents Law (the “Committee”). Notwithstanding the above, in the event that despite the parties’ agreement hereunder and the aforementioned waiver it is determined by any competent authority (including but not limited to the Committee) that for any reason whatsoever the Executive is or will be entitled to consideration, compensation or royalties in connection with one or more Company Inventions, the Executive agrees and acknowledges that the Special Consideration will be deemed the sole and final consideration, compensation or royalty payments to which Executive is, and will be, entitled to in connection with such Company Inventions. This agreement is intended to serve as an “agreement” for the purpose of Section 134 of the Patents Law and the Executive acknowledges that with the signing of this Agreement the Executive agrees that the Committee shall have no jurisdiction with respect to any consideration, compensation or royalties in connection with Company Inventions. For the avoidance of doubt, the provisions of Section 2 shall apply to any Invention constituting a service invention as defined in the Israeli Patents Law (the “Service Invention”), and such shall not constitute Executive’s property unless Company explicitly approves otherwise, in writing, within 6 months of receiving written notice of the Service Invention. It is clarified that Section 132(b) of the Patents Law will not apply to the Service Invention, thus lack of written notice shall in no event constitute approval.

2.5 Waiver of Moral Rights. The Executive hereby explicitly waives any interest, claim or demand for any Moral Rights that he/she has or may have in the future with respect to the Company Inventions. “Moral Rights” as used herein means the rights of an author under Section 45 of the Israeli Copyright Law, 2007, or any other similar provision under any law of any applicable jurisdiction, including the right of the author to be known as the author of his/her work; to prevent others from being named as the author of his/her work; to prevent others from making deforming changes in his/her work in a manner that reflects negatively on his/her professional standing, his/her goodwill or dignity.

2.6 Notice Obligations. During the period of the Executive’s engagement with the Company and for one (1) year thereafter, the Executive shall promptly and fully disclose to the Company in writing (a) all Company Inventions authored, conceived, or reduced to practice by him/her, either alone or with others; and (b) all Inventions made, conceived or reduced to practice by the Executive, alone or together with others, whether or not in the Executive’s opinion the Inventions fall under the definition of Company Inventions. The above is intended to complement any obligation to report inventions the Executive may have under any applicable law and regulation and will not derogate from any such obligation the Executive may have towards the Company (including but not limited to the obligations under Section 131 of the Patents Law).

2.7 Government or Third Party; Other Obligations. The Executive also agrees to assign all rights, title, and interests in and to any particular Company Invention to a third party as may be directed by the Company. The Executive further acknowledges that the Company from time to time may have agreements with other persons or with government authorities, or agencies thereof, which impose obligations or restrictions on the Company regarding Company Inventions made during the course of work thereunder or regarding the confidential nature of such work. The Executive agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

2.8 Enforcement of Intellectual Property Rights and Assistance. During the period of the Executive’s engagement and thereafter, the Executive shall assist the Company in every proper way to obtain and enforce United States, Israeli and foreign Intellectual Property Rights relating to the Company Inventions in all jurisdictions and he/she shall execute and deliver such further conveyance instruments and take such further actions as may be necessary or desirable to register such Intellectual Property Rights by the competent authorities and evidence more fully the transfer of ownership of the Company Inventions to the Company and to defend and enforce the Intellectual Property Rights therein. The Executive therefore agrees that, if necessary, the Executive will: (a) execute, acknowledge, and deliver any affidavits or documents of assignment and conveyance regarding the Company Inventions; (b) serve as witness or consultant as reasonably requested; and (c) perform any other acts deemed necessary to carry out the intent of this Agreement. For avoidance of any doubt, the Company shall bear any and all costs and expenses related to the Executive’s performance of the obligations hereunder.

In the event the Company is unable because of Executive’s mental or physical incapacity, as determined and confirmed in a written instrument signed by a qualified professional to secure the Executive’s signature on any document needed in connection with such purposes, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agent and attorney-in-fact, which appointment is coupled with an interest, to act on his/her behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by the Executive.

3. Actions that may harm the Company’s Intellectual Property Rights. Without derogating from anything hereunder, the Executive undertakes to refrain from any action which may harm, compromise or challenge the Company’s Intellectual Property Rights in any Company Inventions, including (but not limited to) with respect to registrability, validity, enforceability, transferability or value of such Intellectual Property Rights.

4. Use of third-party intellectual property. The Executive acknowledges that the performance of the Executive’s work for and role within the Company and the tasks assigned to the Executive by the Company may, from time to time, involve the use of information or Inventions in which third parties may have rights (“Third Party Rights”) and that the misuse or infringement of such Third Party Rights may create legal and financial risks for the Company. The Executive agrees and undertakes to take all reasonable precautions in order to avoid and prevent any misuse or infringement of any Third Party Rights within the context of the Executive’s work for or on behalf of the Company and to alert the Company of any situations in which the Executive becomes aware that such Third Party Rights may be misused or infringed.

5. Records. Without derogating from any of the Executive’s undertakings in Section 1 of this Agreement, the Executive agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks and in any other form that is required by the Company) of all Company Inventions which records shall be available to, and remain the sole property of, the Company at all times. The Executive agrees not to remove such records from the Company’s place of business except as expressly permitted by the Company or to the extent necessary in connection with the duties and responsibilities of the Executive. Executive agrees to return all such records (including any copies thereof) to the Company at the time of termination of his/her engagement with the Company.

6. Company property and Return Of Company Property. During the term of the Executive’s engagement with the Company, the Executive shall not remove from the Company’s offices or premises any Company property, equipment or documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions or Confidential Information (“Company Property”) unless and to the extent necessary in connection with the duties and responsibilities of the Executive or as permitted by the Company. In the event that such Company Property is duly removed from the Company’s offices or premises, Executive shall take all actions necessary in order to secure the safekeeping and confidentiality of such Company Property. The Executive shall return the Company Property to its proper files or location as promptly as possible after such use or, if earlier, upon the Company’s request. Upon termination of the Executive’s engagement (for whatever reason) or upon the Company’s request at any other time, the Executive shall deliver to the Company all of the Company Property and certify in writing that he/she has fully complied with the foregoing obligation. In addition, the Executive agrees that he/she will not copy, delete, or alter any information contained upon the Company computer(s) used by the Executive or such e-mail box(es) accessible by the Executive before he/she returns them to the Company.

7. Non Competition and Non Solicitation.

7.1 Non Competition. Executive agrees that as long as he is in the employment of the Company and for a period of twelve (12) months after termination of employment, for any reason, Executive will not, directly or indirectly, either alone or jointly with others or as an executive, agent, consultant owner, partner, joint venturer, stockholder, broker, principal, corporate officer, director, licensor or in any other capacity or as an executive of any person, firm or company, anywhere in the world, engage in, become financially interested in, be employed by or have any business engagement with any business or venture that is engaged in any activities directly involving (i) products or services directly competing with the Company’s products or services, or with such of the Company’s affiliates’ products and services which relate to the Company’s actual business, products or material research and development, as they shall be at the time of termination of his employment, or (ii) processes, technology or equipment which directly competes with information, processes, technology or equipment in which the Company has a proprietary interest, or in which any of the Company’s affiliates then has a proprietary interest and which are related to the Company’s actual business, products or material research and development. The foregoing shall not apply to (i) holdings of securities of any company the shares of which are publicly traded on an internationally recognized stock exchange, which do not exceed 5% of the issued share capital of such public company, so long as Executive has no active role in such public company as a director, officer, executive, consultant (including as an independent consultant) or otherwise, or (ii) de minimis non-commercial activities.

7.2 Non-Competition Consideration. The Executive acknowledges and agrees that out of his Salary, an amount equal to ten percent (10%) of his monthly Salary shall be deemed as specific consideration paid to the Executive in respect of his non-competition undertaking under this Exhibit.

7.3 Non Solicitation. During the term of the Executive’s employment with the Company and for a period of twelve (12) months after termination of employment, for any reason, Executive will not, either directly or indirectly, including personally or in any business in which Executive is an executive, officer, director, shareholder, consultant or contractor, for any purpose or in any place, solicit or encourage or endeavor to solicit or encourage or cause others to solicit or encourage any Executives of the Company or of the Company’s affiliates to terminate their employment with the Company or with the Company’s affiliates as applicable.

8. General Provisions.

8.1 Reasonable Limitations. Executive certifies the area, scope and duration of the undertakings stated in this Exhibit are reasonable in all aspects, and that good and valuable consideration exists with respect thereof.

8.2 Governing Law and Venue. This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and construed under the laws of the State of Israel, without giving effect to principles of conflicts of laws thereof. The competent courts in Tel Aviv, Israel, shall have exclusive jurisdiction over any dispute arising in connection with this Agreement.

8.3 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

8.4 Survival. This Agreement shall survive the termination of the Executive’s engagement, regardless of reason, and the assignment of this Agreement by the Company to any successor-in-interest or other assignee and be binding upon the Executive’s heirs and legal representatives.

8.5 Engagement. The Executive agrees and understands that nothing in this Agreement shall confer any right with respect to the continuation of his/her engagement by the Company, nor shall it interfere in any way with his/her right or the Company’s right to terminate the engagement at any time, with or without Cause and with or without advance notice.

8.6 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), by e-mail, or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, any such notice will be considered to have been given upon appearing as delivered or refused on the mail service website. If delivered by courier or express mail service, any such notice shall be considered to have been given on the delivery date reflected by the courier or express mail service receipt. If sent by electronic mail upon confirmation of receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.

8.7 Injunctive Relief. The Executive confirms that, because his/her employment tasks are personal and unique and because he/she may or will have access to Confidential Information, any breach of the provisions of this Agreement by the Executive could cause irreparable injury to the Company for which monetary damages could not be an adequate remedy and, therefore, might entitle the Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

8.8 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

8.9 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matters hereof and supersedes all prior agreements or communications between the Company and Executive with respect to such matters (including without limitations, the Original Agreement, save for such provisions under the Original Agreement which are designated to survive termination or expiration). No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by the Executive and the Company. Any subsequent change or changes in Executive’s duties, salary or compensation will not affect the validity or scope of this Agreement. This Agreement may be executed in one or more counterparts and delivered by facsimile transmission (or any other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

EXECUTIVE ACKNOWLEDGES THAT SHE IS FAMILIAR WITH AND UNDERSTANDS THE ENGLISH LANGUAGE AND DOES NOT REQUIRE TRANSLATION OF THIS UNDERTAKING TO ANY OTHER LANGUAGE. EXECUTIVE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM/HER THAT HE/SHE MAY CONSULT AN ATTORNEY BEFORE EXECUTING THIS UNDERTAKING AND THAT HE/SHE HAS BEEN AFFORDED AN OPPORTUNITY TO DO SO.

IN WITNESS WHEREOF, the parties hereto have caused this PROPRIETARY INFORMATION, INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENT to be duly executed and delivered on and as of the Effective Date.

/s/ Doron Besser, M.D.	/s/ Doron Besser, M.D.
Company	Executive
By: Doron Besser	Name: Doron Besser
Title: CEO

Exhibit D

General Approval Regarding Payments by Employers to a Pension Fund and Insurance Fund In Lieu Of Severance Pay under the Severance Pay Law, 5723-1963